NCO GROUP, INC.
507 Prudential Road
Horsham, Pennsylvania 19044
(215) 441-3000

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
AMENDMENT NO. 1 DATED MAY 2, 2005

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     NCO Group, Inc. (“NCO” or the “Company”) is amending its proxy statement related to the 2005 Annual Meeting of Shareholders, dated April 15, 2005 to add the following additional information under the section entitled “Certain Transactions” which begins on page 23 of the proxy statement:

Employment of Related Persons

     The following information is provided pursuant to regulations of the Securities and Exchange Commission which require disclosure of compensation paid to immediate family members, as defined by regulation of the Securities and Exchange Commission, of a director or an executive officer of the Company, who are employed by the Company and whose compensation in 2004 exceeded $60,000.

     Nicholas Fazio is employed by the Company as Vice President of Programming. Mr. Fazio received salary and bonus totaling $170,500 in 2002, $175,250 in 2003 and $159,665 in 2004. Mr. Fazio was awarded options to purchase shares of the Company’s common stock for 5,000 shares in 2002, 1,000 shares in 2003 and 2,500 shares for 2004. Mr. Fazio also was entitled to use a company automobile for such years. Mr. Fazio is the brother-in-law of Michael J. Barrist, the Chairman of the Board, President and Chief Executive Officer of the Company. The Company believes that the compensation paid to Mr. Fazio is comparable with compensation paid to other employees with similar levels of responsibility and years of service.

     Brett Leckerman is employed by the Company as a general manager of one of the Company’s collection units. Mr. Leckerman received salary and bonus totaling $108,700 in 2002, $111,760 in 2003 and $107,760 in 2004. Mr. Leckerman was awarded options to purchase shares of the Company’s common stock for 500 shares in 2002, 350 shares in 2003 and 350 shares for 2004. Mr. Leckerman also received an automobile allowance starting in 2004. Mr. Leckerman is the son of Steven Leckerman, an Executive Vice President and the Chief Operating Officer – Accounts Receivable Management, North America of the Company. The Company believes that the compensation paid to Mr. Brett Leckerman is comparable with compensation paid to other employees with similar levels of responsibility and years of service.

Information concerning voting by proxy or changing your vote after submitting your proxy can be found beginning on page 1 of the proxy statement.